UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):            September 27, 2005
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27597	52-2137343
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

400 Minuteman Road
Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip code)
(Registrant’s telephone number, including area code):       (978) 682-8300
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 27, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of NaviSite, Inc. (“NaviSite”) made recommendations to the Board regarding the compensation of the independent directors of the Board and the Chairman of the Board. The Committee recommended that each independent director and the Chairman of the Board be paid an annual fee of $20,000. The Committee also recommended that (i) the chairman of the Committee and of the Board’s Audit Committee (the “Audit Committee”) (collectively, the “Committee Chairs”) receive an additional annual fee of $5,000, (ii) each member of the Committee and the Audit Committee (other than the Committee Chairs) receive an additional annual fee of $3,000, and (iii) the Chairman of the Board receive an additional annual fee of $7,000. The annual fees are payable in quarterly installments. The Committee also recommended that upon initial election to the Board, each independent director and the Chairman of the Board receive an initial stock option grant (the “Initial Option”) to purchase an aggregate of 50,000 shares of NaviSite common stock. The shares subject to the Initial Option shall vest monthly over a period of three years. Upon re-election to the Board, each independent director and the Chairman of the Board shall receive a stock option grant (the “Annual Option”) to purchase an aggregate of 15,000 shares of NaviSite common stock. The Committee Chairs will not receive any additional stock options as a result of their position as Committee Chairs. The exercise price per share of the Initial Option and the Annual Option shall be equal to the closing price per share of the common stock as reported on the Nasdaq National Market (or other market or exchange on which shares of NaviSite’s common stock are listed or quoted for trading) on the date of grant. The shares subject to the Annual Option shall vest monthly over a period of twelve months.
On September 27, 2005, based upon the recommendations of the Committee, the Board approved and adopted the new compensation plan regarding compensation of the independent directors and the Chairman of the Board. Also on September 27, 2005, the Board granted a stock option to Mr. Andrew Ruhan, the Chairman of the Board of NaviSite, to purchase an aggregate of 50,000 shares of NaviSite common stock at an exercise price per share of $1.45. The stock option is fully vested and exercisable as of the date of grant. Mr. Ruhan had not previously received any stock options from NaviSite in connection with his service as a director. NaviSite granted the fully vested option to Mr. Ruhan in consideration of his previous service as a director.
Item 8.01 Other Events.
As previously described by NaviSite in its quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2005, on September 9, 2004, Don Hoy, Craig R. Jalbert and David St. Pierre, as trustees of and on behalf of the Engage, Inc. (“Engage”) creditor trust (the “Engage Creditor Trustees”), filed suit against NaviSite in the United States Bankruptcy Court in the District of Massachusetts (the “Engage Litigation”). The Engage Litigation generally relates to a termination agreement, dated March 7, 2002, that NaviSite entered into with Engage (a company then affiliated with CMGI, Inc., the former majority stockholder of NaviSite), which terminated a services agreement between NaviSite and Engage and required Engage to pay NaviSite $3.6 million. Engage made three payments to NaviSite under the termination agreement in the aggregate amount of $3.4 million. On June 19, 2003, Engage and five of its wholly owned subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. The suit generally alleges that Engage was insolvent at the time that NaviSite entered into the termination agreement with Engage and at the time Engage made the payments to NaviSite and that the plaintiffs are entitled to avoid and recover approximately $3.4 million paid by Engage to NaviSite.
On September 27, 2005, NaviSite entered into a Settlement Agreement (the “Settlement Agreement”), dated September 26, 2005, by and among NaviSite, the Engage Creditor Trustees, Mr. Jalbert as the Liquidating Supervisor (the “Liquidating Supervisor”) and Foley Hoag LLP, as the escrow agent. Subject to the entry of a final order approving the Settlement Agreement, NaviSite is required to make an aggregate payment of $375,000 (the “Settlement Payment”) to the Engage Creditor Trustees pursuant to the terms of the Settlement Agreement in two installments. If NaviSite fails to make any portion of the Settlement Payment when due, then NaviSite shall automatically become liable to the Engage Creditor Trustees in the amount of $1,000,000. In addition, if NaviSite becomes the subject of any form of state or federal insolvency proceeding on or before the 94th day after receipt by the Engage Creditor Trustees of the entire Settlement Payment, then the Engage Creditor Trustees shall be entitled to file and enforce an Agreement for Judgment pursuant to which NaviSite will become liable to the Engage Creditor Trustees for $1,000,000.
At such time as the Settlement Agreement becomes a final order, if 94 days have passed since receipt by the Engage Creditor Trustees of the entire Settlement Payment, and if NaviSite has not become the subject of any form of state or federal insolvency proceeding, then NaviSite, on the one hand, and the Engage Creditor Trustees and the Liquidating Supervisor (on behalf of Engage and its subsidiaries), on the other hand, shall be deemed to have released each other from all claims that the parties may have against each other relating to any events from the beginning of the world to the date of the Settlement Agreement including relating to the Engage Litigation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2005	NAVISITE, INC.

/s/ John J. Gavin, Jr. John J. Gavin, Jr. Chief Financial Officer